Exhibit 10.1
SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS
Matthew Ouimet (hereinafter referred to as “Employee”) and Starwood Hotels & Resorts Worldwide, Inc. (hereinafter referred to as the “Company”) agree as follows:
ONE: Termination of Employment.
Employee acknowledges that his employment with the Company will end upon his resignation, which he hereby tenders and which will be effective August 31, 2008 (hereinafter referred to as the “Termination Date”). After the Termination Date, Employee will perform no further duties, functions or services for the Company or any of its affiliates, nor will he be entitled to any further compensation and/or benefits except as described herein.
TWO: Benefits.
In consideration for Employee’s agreements and covenants, including the release of claims set forth in this Agreement and Employee’s execution and non-revocation of this Agreement, as full and complete and final satisfaction of any and all claims which Employee had, has or may have against the Company through the date of execution of this Agreement, the Company agrees that, subject to the conditions to payment set forth herein, including the expiration of the Revocation Period, it will (i) pay Employee an amount equal to 12 months of his base salary in a lump sum of $743,330.00, less applicable deductions on the six month anniversary of the date hereof; (ii) pay Employee the additional sum of $743,330.00 (which is an amount equal to 100% of his target bonus for the 2008 performance year) on the six month anniversary of the date hereof; (iii) pay Employee the additional sum of $495,553.33 (which is an amount equal to 50% of his target bonus pro-rated (8/12) for the 2008 performance year) on the six month anniversary of the date hereof; (iv) pay out Employee’s 2007 and 2008 HOT feature in respect to unvested benefits allocated to Employee under the Company’s Annual Incentive Plan for Certain Executives as follows: (a) cash in an amount equal to $125,416.54, which represents two-thirds of the initial Hot Deduction of $188,125 made on March 1, 2007 (with the remaining one-third having vested on December 31, 2007 and to be paid out in 1,289 shares of common stock on the six month anniversary of the date hereof) on the six month anniversary of the date hereof and (b) cash in an amount equal to $213,028, which represents the Hot Deduction made on March 1, 2008 on the six month anniversary of the date hereof; (v) continue providing coverage under the Company’s health insurance plan at active employee rates for a period of 12 months should Employee choose to continue coverage under the Company’s applicable plans after the Termination Date; (vi) Employee’s August 1, 2006 restricted stock unit grant of 13,425 units will vest and convert into shares six months following the Termination Date; and (vii) accelerate the vesting of 50% of Employee’s unvested options and restricted stock on a tranche by tranche basis determined as of the Termination Date (it being understood that Employee’s options that are currently vested or that will vest pursuant to this sub-sections (vii) shall terminate 90 days following the Termination Date) as set forth on Exhibit A attached hereto . Employee also shall be entitled to receive a payout for accrued and unused vacation time as of the Termination Date in accordance with the Company’s policies.
THREE: Mutual General Release.
In exchange for the agreement to provide the severance pay and other benefits and arrangements provided for in this Agreement, Employee, on behalf of himself and his heirs, dependents, beneficiaries, executors, administrators, representatives, successors, and assigns, hereby irrevocably, fully and unconditionally releases and discharges the Company and its affiliates and subsidiaries and its and their officers, directors, employees, agents, shareholders, employee benefit programs, administrators, insurers, attorneys and successors and assigns (collectively “Releasees”), from any and all claims, actions, suits, damages, complaints and grievances the Employee, his attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns, ever had, now have or hereafter can, shall or may have of any nature whatsoever, whether in law or in equity, whether known or unknown, including any and all claims related to the Employee’s employment with the Company or the termination of that employment. This includes a release of any rights or claims the Employee may have under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, national origin, ancestry, religion or sex; the Pregnancy Discrimination Act, which prohibits discrimination based on pregnancy; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Civil Rights Acts of 1866 and 1871, as amended, which protect against certain discrimination and violations of individuals’ civil rights; the Americans with Disabilities Act, which prohibits discrimination on the basis of physical or mental disability; the Employee Retirement Income Security Act (ERISA), which regulates certain conduct and practices relating to employee benefit and health plans; the Family and Medical Leave Act, which provides time off to employees for certain family and medical events and prohibits discrimination relating to such leaves of absence; the Immigration Reform and Control Act, which prohibits discrimination based upon an individual’s national origin citizenship status and/or work authorization documents; the Older Worker Benefit Protection Act (OWBPA) the New York State Executive Law, the New York City Administrative Code, and the New York State Constitution; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment. This also includes a release by the Employee of any claims for wrongful discharge and any other common law claims. This release applies to all claims through the date of execution of this Agreement and covers both claims that the Employee knows about and those he may not know about but excludes (i) any claim by Employee to enforce the terms of this Agreement; and (ii) any claim to enforce Employee’s indemnification rights; and (iii) any claims related to actions or omissions occurring after the execution of this Agreement.
In consideration of Employee’s agreements hereunder, the Company, on its own behalf and on behalf of its current and former affiliates or related companies, subsidiaries, branches and divisions, and the successors and assigns of all of the foregoing (collectively, the “Company Releasor”) hereby releases Employee and Employee’s heirs, executors, administrators, successors and assigns from or in connection with any and all actions, claims or demands, known or unknown and of any nature whatsoever and which Company Releasor ever had, now has or hereafter can, shall or may have as of the date hereof relating to Employee’s employment with the Company, except that this Release shall not apply to (i) any obligation of Employee pursuant to this Agreement; (ii) any act by Employee during his employment that would constitute fraud or embezzlement; or (iii) any actions, claims or demands related to actions or omissions occurring after the date hereof.
FOUR: Acknowledgment of Full Payment.
Employee acknowledges that the payments and arrangements specified in Paragraph TWO above represent sufficient consideration for Employee’s release of claims and the other covenants contained in this Agreement. Employee expressly acknowledges that the severance pay provided for in this Agreement exceeds, supersedes and extinguishes any amount, if any, to which Employee may be entitled under any employment agreement, verbal or written, as well as any employment or personnel policies, procedures or handbooks including but not limited to severance plans, policies or precedent utilized by the Company or any other legal obligation which the Company may have to Employee. Employee further acknowledges that in the absence of this Agreement, Employee would not be entitled to, among other things, all of the payments and benefits specified in paragraph TWO above. Other than Employee’s accrued but unused vacation pay for which Employee will be compensated and Employee’s 401k plan benefits, Employee also acknowledges that the Company has paid all sums owed to him as a result of his employment with the Company and/or the termination of that employment and that, other than as provided in this Agreement, Employee is not entitled to, among other things, any further pay, benefits or severance.
Employee and the Company acknowledge and agree that to the extent that Employee currently holds stock options and restricted stock, that this information is accurately set forth on Exhibit A attached hereto, Employee has no other rights that relate to the securities of the Company or any of its affiliates or subsidiaries and that except as expressly proceed in Paragraph TWO herein, such equity will accelerate or expire in accordance with the applicable long-term incentive plan and/or stock option agreements and/or restricted stock agreements except as set forth in Paragraph TWO and Exhibit A of this Agreement. Other than the fact that Employee’s employment was terminated on the Termination Date and other than as detailed expressly in Paragraph TWO herein, nothing in this Agreement shall be construed to alter, amend or modify the terms and conditions governing any restricted stock, stock options or similar rights, and any rights pertaining thereto, granted to Employee prior to the Termination Date.
FIVE: Termination of All Existing Agreements.
Except as otherwise expressly provided herein and other than agreements relating to confidentiality, non-solicitation, non-disclosure and non-competition, all rights and obligations of the Company and Employee under any employment agreement Employee may have had with the Company, and any other agreement, arrangement, obligation or understanding between the Company and the Employee, including the August 14, 2007 letter from Kenneth S. Siegel to Employee, are hereby cancelled and terminated as of the Termination Date without liability of any party thereunder.
SIX: Non-Admission of Liability.
The parties have entered into this Agreement to effect a mutually acceptable termination of Employee’s employment with the Company. Neither the Company nor the Employee believes nor admits that either or both of them have done anything wrong.
SEVEN: Period for Review and Consideration of Agreement.
Employee understands that he has been given a period of 21 calendar days to review and consider this Agreement. Employee further understands that he may take as much or as little of this 21-day period of time to consider this Agreement as he wishes, before signing this Agreement.
EIGHT: Revocation Period and Payment of Benefits.
This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time Employee may revoke this Agreement if he desires (the “Revocation Period”). Any revocation must be in writing and directed to Chief Administrative Officer and General Counsel, 1111 Westchester Avenue, White Plains, NY 10604.
NINE: Encouragement to Consult with Attorney.

Employee is encouraged to consult with an attorney before signing this Agreement. Employee understands that whether to do so is his decision.
TEN: Binding Agreement.
This Agreement shall be binding upon and inure to the benefit of the parties, as well as their heirs, administrators, representatives, agents, executors, successors and assigns.
ELEVEN: Arbitration.
Any controversy, dispute or claim arising out of or related to this Agreement or its enforceability shall be finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the Employment Rules of the American Arbitration Association.
TWELVE: Confidentiality.
Employee represents and agrees that he will keep the terms and dollar amount contained in this Agreement confidential, and that he will not disclose any information concerning this Agreement to any third person, including, but not limited to any past or present employee of the Company, except as may be required by law. Nothing herein shall preclude Employee from disclosing the terms of this Agreement to his spouse or to his accountant, legal counsel, insurer or tax advisors; provided that his spouse and such accountant, legal counsel, insurer or tax advisors are advised of and agree to be bound by the provisions of this Paragraph. Employee acknowledges that he will be responsible for any violation of the terms of this Paragraph TWELVE by any of those persons. The Company and the Employee acknowledge that Employee’s employment agreement has been publicly filed with the Securities & Exchange Commission and that this Agreement and/or the details regarding the provisions of this Agreement may be publicly filed with the Securities & Exchange Commission in the future. Employee shall not violate the terms of this paragraph to the extent any discussion by Employee is made after such terms have been publicly disclosed by the Company.
THIRTEEN: Confidential Information.
As a senior executive of the Company, Employee acknowledges that he has had access to Confidential Information (as hereinafter defined) of the Company through the Termination Date. In recognition of Employee’s legal obligations and the consideration set forth in this Agreement, Employee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Employee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information.
“Confidential Information” includes, but is not limited to, customer lists, customer financial information, vendor lists, joint venture lists, actual, contemplated and potential development projects, opportunities and partners, development strategies, brand marketing and other brand strategies, information relating to any current, past or prospective management agreement or joint venture, design plans and strategies, personnel information, labor and personnel strategies, databases, computer programs and software, frameworks, designs, models, blueprints, marketing programs and plans, sales, financial, design, training and technical information and plans, sales data and contacts, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which includes the Company’s customer and prospective customer lists), pricing policies, financial records, or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries.
Employee hereby represents and agrees that on or before the Termination Date: (i) Employee has returned or will return to the Company, and has not retained or will not retain originals or any copies of all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); and (ii) Employee has not disclosed and will not disclose any Confidential Information or Confidential Materials to any person or entity without the express written authorization of an authorized officer of the Company.
In the event that Employee receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials or any other information concerning the Company or its subsidiaries, or its or their current or former employees, officers, directors, shareholders or agents, Employee shall, within two (2) business days of the service or receipt of such subpoena or other request notify the Company in writing directed to Chief Administrative Officer and General Counsel, Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604 and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral.
FOURTEEN: Noninterference.
During the period commencing on the Termination Date and ending on the first anniversary of the Termination Date, Employee solely with respect to matters of which he is aware on or before the Termination Date, shall not take or omit to take any action or actions which are intended to or actually cause or encourage any person or prospective entity with which the Company intends to enter into a business relationship or transaction (or any agent or affiliate thereof) to fail to enter into the contemplated business relationship or complete the contemplated transaction. Without limiting the generality of the foregoing, Employee agrees not to pursue on his behalf or on behalf of any other person or entity or otherwise interfere with the Company’s pursuit of any pending or contemplated deal, merger or acquisition of which he was aware on or before the Termination Date.
FIFTEEN: Non-Disparagement.
Employee agrees not to engage in any act or say, publish or disseminate anything (either directly or by or through another person) that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Company, its customers, its employees, officers, directors or shareholders prior to or after the Termination Date. The Company agrees that it will not make any statements that are intended, or would reasonably be expected, to disparage or defame Employee prior to or after the Termination Date.
SIXTEEN: Future Cooperation.
After the Termination Date, Employee will comply with reasonable requests from any Releasee for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Employee’s employment, including without limitation, consulting with any of the employees and/or attorneys of any Releasee with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind. Employee agrees to appear as a witness in any proceeding of any kind and to make himself available in advance for reasonable preparation upon the request of the Company with reasonable advance notification without the need for the Company to issue a subpoena. In connection with any of Employee’s cooperation efforts mandated by this Paragraph SIXTEEN, Employee shall be entitled to receive an agreed hourly or per diem amount (or reimbursement of lost wages as the case may be) and reimbursement of reasonable travel and other out of pocket expenses provided that those expenses are submitted pursuant to and are in conformance with the then applicable Company policy relating to expense reimbursement.
SEVENTEEN: Non-Competition and Non-Solicitation
During the 24-month period commencing on the Termination Date, Employee agrees that he will not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services or otherwise assist in or be interested in any capacity to any person or entity set forth on Exhibit B attached hereto. Notwithstanding the foregoing, Employee may invest in the publicly traded stock of an entity set forth on Exhibit B if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Employee’s holdings have both (i) an original cost less than $5,000,000 and (ii) represent less than five percent of its outstanding stock.
During the 24-month period commencing on the Termination Date, Employee agrees that he will not, without the prior written consent of the Company, directly or indirectly, solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any employee at director level or above and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

EIGHTEEN: Injunctive Relief
Employee acknowledges and agrees that Paragraphs THIRTEEN, FOURTEEN, FIFTEEN and SEVENTEEN hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of such Paragraphs will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) in a court of law restraining Employee from committing any violation of the covenants and obligations contained in Paragraphs THIRTEEN, FOURTEEN, FIFTEEN and SEVENTEEN. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.
NINETEEN: Return of Company Property.
Employee agrees that within 2 weeks after the Termination Date, he will return to the Company all Company property in his possession or over which he has retained control such as printers, scanners and accessories, disks, laptops, computers, PDA’s, such as Blackberry devices, keys, cell phones, credit cards, access cards, Company records, documents and files and all copies and recordings thereof. To the extent Employee subsequently discovers Company property in his possession or within his control, he shall immediately return such property and all copies, recordings or duplicates thereof to the Company.
TWENTY: Severability.
If any portion of this Agreement is declared unlawful or unenforceable, the remaining parts will remain enforceable.
TWENTY-ONE: Public Announcement
Employee is required to request and receive approval of the Company of the content of any voluntary statements, whether oral or written, to be made by Employee to any third party or parties regarding Employee’s separation from employment with the Company where such statements are likely to be published or disseminated to the public at large, including, without limitation, any press release or other statements to the press, except that this Paragraph TWENTY-ONE shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. Employee hereby covenants and agrees not to make any public statements or other statements that are likely to be published or disseminated to the public at large (either directly or by or through another person) to any third party, including, without limitation, to any representative of any news organization, which are inconsistent in any material respect with the aforementioned agreed upon statements to the public.

TWENTY-TWO: Entire Agreement.
This Agreement, including Exhibits A and B hereto, is the entire agreement between Employee and the Company regarding the subjects addressed in this document and this Agreement supersedes any other agreements between the parties, other than agreements relating to confidentiality, non-disclosure, non-solicitation and non-competition. The Company has made no promises to Employee other than those in this Agreement.
EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS TAKEN SUFFICIENT TIME TO CONSIDER IT AND IS VOLUNTARILY ENTERING INTO IT.
EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND A RESTRICTION ON RELEASE OF CONFIDENTIAL INFORMATION.

MATTHEW OUIMET

Signed:	/s/ Matthew Ouimet

Dated:	9/5/08

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	/s/ Jeffrey M. Cava
	Name:	Jeffrey M. Cava
	Title:	EVP - CHRO

Dated: 9/5/08